EXHIBIT 99.1

Westmoreland Coal Company (719) 442-2600 - Telephone	2 N. Cascade Ave., 2nd Floor Colorado Springs, CO 80903

Westmoreland Announces Hiring of
D.L. Lobb as President and CEO

               Colorado Springs, CO– April 22, 2008 — Westmoreland Coal Company (AMEX:WLB) today announced that it has hired D.L. Lobb as President and Chief Executive Officer effective April 28, 2008. Mr. Lobb joins the Company from Peabody Energy Corporation, where he was Group Executive of Peabody’s Powder River Basin operations, the largest of Peabody’s regions. While at Peabody, Mr. Lobb had overall enterprise responsibility for three operating mines, including the largest surface coal mine in the U.S., representing total sales of approximately 140 million tons per year.

               The Company also announced that Keith E. Alessi, the Company’s current President and CEO will be transitioning to a new role. Mr. Alessi will remain on the Board of Directors and will be standing for re-election to the Board at the 2008 annual meeting scheduled for May 15. If elected to the Board, he has agreed to serve as the Company’s Executive Chairman of the Board. The Company’s current Chairman, Robert E. Killen, will retire from the Board at the expiration of his current term in May.

               “We are delighted to welcome D.L. Lobb to Westmoreland,” said Robert E. Killen, Westmoreland’s Chairman of the Board. “D.L. is one of America’s premier coal executives, operators, and leaders and we anticipate that his depth of mining experience will help enhance the value of Westmoreland’s operations and provide the leadership necessary to expand our business. I am pleased to report that we expect D.L. to join the Board of Directors following the 2008 Annual Meeting. His participation will be a major asset as Westmoreland energizes its long-term strategic business plan for sustainable growth.”

               “We have been fortunate to have Keith Alessi serve as our President and CEO over the past year and we have completed a number of very important strategic, operational, and financial initiatives under his leadership,” continued Killen. “We expect a very smooth transition of duties from Keith to D.L. as a result of Keith’s continued involvement with the Company as a valued member of the Board.”

               “I am excited about joining Westmoreland,” said D.L. Lobb. “Westmoreland has terrific people and properties. I look forward to working with the Company’s team to drive the business forward by focusing on safety and productivity and adopting a continuous improvement mentality in the way we do business.”

               “On behalf of Westmoreland, I want to thank Bob Killen for his years of service to the Company,” said Mr. Alessi, President and CEO. “Bob has been a director since 1996. In that period, the Company transitioned its principal business from Eastern, underground operations, to Western, surface mining. Over the last year, the Board and management have refocused our strategic vision to our core competency, coal and we have reshaped our operation at many levels. This would not have been possible without Bob’s leadership. I am personally honored to have served with Bob.”

               Westmoreland engaged Russell Reynolds Associates to assist it with the executive search.

               Westmoreland Coal Company is the oldest independent coal company in the United States and a developer of highly clean and efficient independent power projects. The Company’s coal operations include coal mining in the Powder River Basin in Montana and lignite mining operations in Montana, North Dakota and Texas. Its current power operations include ownership and operation of the two-unit ROVA coal-fired power plant in North Carolina and an interest in a natural gas-fired power plant in Colorado. Westmoreland is dedicated to meeting America’s dual goals of low-cost power and a clean environment. For more information visit www.westmoreland.com.

Safe Harbor Statement

               Throughout this news release, the Company makes statements which are not historical facts or information and that may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include, but are not limited to, the information set forth in Management’s Discussion and Analysis of Financial Condition and Results of Operations. For example, words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions; the material weaknesses in the Company’s internal controls over financial reporting identified in its Annual Report on Form 10-K for the year ended December 31, 2007 (“our 2007 Form 10-K”), the associated ineffectiveness of the Company’s disclosure controls; health care cost trends; the cost and capacity of the surety bond market; the Company’s ability to pay the preferred stock dividends that are accumulated but unpaid; the Company’s ability to retain key senior management; the Company’s access to financing; the Company’s ability to maintain compliance with debt covenant requirements or obtain waivers from its lenders in cases of non-compliance; the Company’s ability to achieve anticipated cost savings and profitability targets; the Company’s ability to successfully identify new business opportunities; the Company’s ability to negotiate profitable coal contracts, price reopeners and extensions; the Company’s ability to predict or anticipate commodity price changes; the Company’s ability to maintain satisfactory labor relations; changes in the industry; competition; the Company’s ability to utilize its deferred income tax assets; the ability to reinvest cash, including cash that has been deposited in reclamation accounts, at an acceptable rate of return; weather conditions; the availability of transportation; price of alternative fuels; costs of coal produced by other countries; the demand for electricity; the performance of ROVA and the structure of ROVA’s contracts with its lenders and Dominion Virginia Power; the effect of regulatory and legal proceedings; environmental issues, including the cost of compliance with existing and future environmental requirements; the Company’s ability to raise additional capital; and the other factors discussed in our 2007 Form 10-K. As a result of the foregoing and other factors, no assurance can be given as to the future results and achievement of the Company’s goals. The Company disclaims any duty to update these statements, even if subsequent events cause its views to change.

# # #

Contact: Diane Jones   (719) 442-2600